UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

THE DIXIE GROUP, INC.

(Name of Registrant as specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

THE DIXIE GROUP, INC.

345-B Nowlin Lane

Chattanooga, Tennessee 37421

(423) 510-7000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of The Dixie Group, Inc.:

The Annual Meeting of Shareholders of The Dixie Group, Inc. will be held at The Marriott Grand Hotel, Point Clear, Alabama, on May 6, 2004, at 8:30 a.m., Central Daylight Time, for the following purposes:

1.	To set the number of directors at six and to elect six individuals to the Board of Directors for a term of one year each; and

2.	Such other business as may properly come before the Annual Meeting of Shareholders or any adjournment thereof.

Only shareholders of record of the Common Stock and Class B Common Stock at the close of business on March 12, 2004, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

Your attention is directed to the Proxy Statement accompanying this Notice for more complete information regarding the matters to be acted upon at the Annual Meeting.

By Order of the Board of Directors

Daniel K. Frierson

Chairman of the Board

Chattanooga, Tennessee

Dated: April 2, 2004

PLEASE READ THE ATTACHED MATERIAL CAREFULLY AND COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY TO THE COMPANY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES OF COMMON STOCK AND CLASS B COMMON STOCK WILL BE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON, SHOULD YOU SO DESIRE.

THE DIXIE GROUP, INC.

345-B Nowlin Lane

Chattanooga, Tennessee 37421

(423) 510-7000

ANNUAL MEETING OF SHAREHOLDERS

May 6, 2004

PROXY STATEMENT

INTRODUCTION

The enclosed Proxy is solicited on behalf of the Board of Directors of the Company for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the enclosed Proxy will be mailed on or about April 2, 2004, to shareholders of record of the Company’s Common Stock and Class B Common Stock as of the close of business on March 12, 2004.

At the Annual Meeting, holders of the Company’s Common Stock, $3.00 par value per share (“Common Stock”), and Class B Common Stock, $3.00 par value per share (“Class B Common Stock”), will be asked to: (i) set the number of directors at six and elect six individuals to the Board of Directors for a term of one year each and (ii) transact any other business that may properly come before the meeting.

The Board of Directors recommends that the Company’s shareholders vote FOR setting the number of directors at six (6) and electing the six (6) nominees for director.

RECORD DATE, VOTE REQUIRED AND RELATED MATTERS

The Board has fixed the close of business on March 12, 2004, as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Each outstanding share of Common Stock is entitled to one vote, and each outstanding share of Class B Common Stock is entitled to 20 votes, exercisable in person or by properly executed Proxy, on each matter brought before the Annual Meeting. Cumulative voting is not permitted. As of March 12, 2004, 11,416,214 shares of Common Stock, representing 11,416,214 votes, were held of record by approximately 2,800 shareholders (including an estimated 2,100 shareholders whose shares are held in nominee names, but excluding 1,660 participants in the Company’s 401(k) Plan who may direct the voting of shares allocated to their accounts), and 636,230 shares of Class B Common Stock, representing 12,724,600 votes, were held by 15 individual shareholders, together representing an aggregate of 24,140,814 votes.

Shares represented at the Annual Meeting by properly executed Proxy will be voted in accordance with the instructions indicated therein unless such Proxy has previously been revoked.

If no instructions are indicated, such shares will be voted FOR setting the number of directors at six (6) and electing the six (6) nominees for director as set forth in this Proxy Statement.

Any Proxy given pursuant to this solicitation may be revoked at any time by the shareholder giving it by delivering to the Secretary of the Company a written notice of revocation bearing a later date than the Proxy, by submitting a later-dated, properly executed Proxy, or by revoking the Proxy and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a Proxy. Any written notice revoking a Proxy should be sent to The Dixie Group, Inc., P.O. Box 25107, Chattanooga, Tennessee 37422-5107, Attention: Starr T. Klein, Secretary.

The persons designated as proxies were selected by the Board of Directors and are Daniel K. Frierson, J. Don Brock and John W. Murrey, III. The cost of solicitation of Proxies will be borne by the Company.

The presence, in person or by Proxy, of the holders of a majority of the aggregate outstanding vote of Common Stock and Class B Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of a plurality of the total votes cast that are represented in person or by Proxy at the Annual Meeting is required to elect the Board of Directors’ nominees.

The Board is not aware of any other matter to be brought before the Annual Meeting for a vote of shareholders. If, however, other matters are properly presented, Proxies representing shares of Common Stock and Class B Common Stock will be voted in accordance with the best judgment of the proxyholders. Shares covered by abstentions and broker non-votes, while counted for purposes of determining the presence of a quorum at the Annual Meeting, are not considered affirmative votes and thus will have no effect upon the election of directors by a plurality vote.

A copy of the Company’s Annual Report for the year ended December 27, 2003, is enclosed herewith.

PRINCIPAL SHAREHOLDERS

Shareholders of record at the close of business on March 12, 2004, the Record Date, will be entitled to vote at the Annual Meeting. Messrs. Daniel K. Frierson, T. Cartter Frierson, and Paul K. Frierson collectively have the power to direct 13,333,475 votes (644,635 shares of Common Stock and 634,442 shares of Class B Common Stock), representing 55.23% of the total votes eligible to be cast at the Company’s Annual Meeting.

The following table presents information regarding ownership of the Company’s equity securities by beneficial owners of more than 5% of the Common Stock or Class B Common Stock. The table also presents beneficial ownership information for the executive officers named in the Summary Compensation Table, all directors and nominees, and all directors and executive officers as a group as of March 12, 2004.

Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned(1)(2)		% of Class (1)
Daniel K. Frierson 111 East and West Road Lookout Mountain, TN 37350	Common Stock Class B Common Stock	429,749 598,442	(3) (4)	3.67 94.06	% %

Paul K. Frierson 141 Brow Lake Road Lookout Mountain, GA 30750	Common Stock Class B Common Stock	165,571 215,373	(5) (6)	1.44 33.85	% %

T. Cartter Frierson 4939 Scenic Highway Rising Fawn, GA 30738	Common Stock Class B Common Stock	49,315 100,982	(7) (8)	0.43 15.87	% %

Arthur Wrubel & AW Asset Management, L.L.C. 535 Madison Avenue 26th Floor New York, NY 10022	Common Stock Class B Common Stock	1,064,426 —	(9)	9.32 —%

Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	Common Stock Class B Common Stock	747,754 —	(10)	6.55 —%

Dimensional Fund Advisors, Inc. 1299 Ocean Avenue 11th Floor Santa Monica, CA 90401	Common Stock Class B Common Stock	705,303 —	(11)	6.18 —%

Additional Directors And Executive Officers	Title of Class	Number of Shares Beneficially Owned(1)	% of Class (1)
J. Don Brock	Common Stock Class B Common Stock	35,510(12)(13) —	* —

Lovic A. Brooks, Jr.	Common Stock Class B Common Stock	35,510(12)(14) —	* —

Kenneth L. Dempsey	Common Stock Class B Common Stock	38,458(15) —	* —

Gary A. Harmon	Common Stock Class B Common Stock	52,723(16) —	* —

Joseph L. Jennings, Jr.	Common Stock Class B Common Stock	— —	— —

Lowry F. Kline	Common Stock Class B Common Stock	— —	— —

John W. Murrey, III	Common Stock Class B Common Stock	22,710(12)(17) —	* —

David E. Polley	Common Stock Class B Common Stock	36,000(18) —	* —

Royce R. Renfroe	Common Stock Class B Common Stock	15,725(19) —	* —

Peter L. Smith	Common Stock Class B Common Stock	30,695(12)(20) —	* —

All Directors and Executive Officers as a Group (14 Persons)	Common Stock Class B Common Stock	950,705(21) 634,442(22)	7.94% 99.72%

*	Percentage of shares beneficially owned does not exceed 1% of the Class.

(1)	Under the rules of the Securities and Exchange Commission and for the purposes of the disclosures in this table, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose or to direct the disposition of such security. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. The Class B Common Stock is convertible on a share-for-share basis into shares of Common Stock; however, information presented in this table as to the number of shares of Common Stock beneficially owned and the percent of class does not give effect to the possible conversion of shares of Class B Common Stock into shares of Common Stock.

(2)

Does not include 1,164,261 shares of Common Stock owned by The Dixie Group, Inc. 401(k) Retirement Savings Plan (the “401(k) Plan”) for which Daniel K. Frierson and Paul K. Frierson are fiduciaries and for which T. Rowe Price Trust Company serves as Trustee. Participants in the 401(k) Plan may direct the voting of all shares of Common Stock held in their accounts, and the Trustee must vote all shares of Common Stock held in the 401(k) Plan in the ratio reflected by such direction.

(3)	Includes: (i) 2,526 shares of Common Stock as to which Mr. Frierson has sole investment and sole voting power; (ii) 104,653 shares of Common Stock for which Mr. Frierson has subscribed, pursuant to the Company’s Stock Ownership Plan; (iii) 112,985 shares of Common Stock owned by the wife and children of Daniel K. Frierson and as to which he may be deemed to share voting and/or investment power; (iv) 8,144 shares of Common Stock held by Mr. Frierson and his wife, Joan H. Frierson, as co-trustees of irrevocable trusts for the benefit of Mr. Frierson’s grandchildren; (v) options, which are immediately exercisable or exercisable within 60 days of the Record Date, to purchase 192,388 shares of Common Stock; (vi) 3,567 shares of Common Stock allocated to Mr. Frierson’s account in the 401(k) Plan; and (vii) 5,486 shares of Common Stock held by Mr. Fierson as trustee of the Rowena K. Frierson Charitable Remainder Unitrust for the lifetime benefit of Daniel K. Frierson.

(4)	Includes: (i) 106,471 shares of Class B Common Stock owned by Mr. Frierson’s wife and children as to which he may be deemed to share investment and/or voting power, and (ii) 491,971 shares of Class B Common Stock held pursuant to a shareholder agreement under which he has been granted a proxy, which expires October 2005, to vote such shares (the “Shareholder Agreement”). The proxy is terminable under certain limited circumstances prescribed in the Shareholder Agreement. The Shareholder Agreement is among the five sons of J. Burton and Rowena K. Frierson (Daniel K. Frierson; Paul K. Frierson; T. Cartter Frierson; James W. Frierson; and J. Burton Frierson, III). The 491,971 shares of Class B Common Stock subject to the Shareholder Agreement include: (a) 296,920 shares of Class B Common Stock owned directly by Daniel K. Frierson; (b) 94,069 shares of Class B Common Stock owned directly by Paul K. Frierson; (c) 15,678 shares of Class B Common Stock owned directly by T. Cartter Frierson; (d) 17,061 shares of Class B Common Stock held by Daniel K. Frierson, Paul K. Frierson, and T. Cartter Frierson, as co-trustees, under Agreement with Rowena K. Frierson for the benefit of the J. Burton Frierson, III family; (e) 17,061 shares of Class B Common Stock held by Daniel K. Frierson, Paul K. Frierson, and T. Cartter Frierson, as co-trustees, under Agreement with Rowena K. Frierson for the benefit of the Paul K. Frierson family; (f) 17,061 shares of Class B Common Stock held by Daniel K. Frierson, Paul K. Frierson, and T. Cartter Frierson, as co-trustees, under Agreement with Rowena K. Frierson for the benefit of the T. Cartter Frierson family; (g) 17,061 shares of Class B Common Stock held by Daniel K. Frierson, Paul K. Frierson, and T. Cartter Frierson, as co-trustees, under Agreement with Rowena K. Frierson for the benefit of the Daniel K. Frierson family; and (h) 17,061 shares of Class B Common Stock held by Daniel K. Frierson, Paul K. Frierson, and T. Cartter Frierson, as co-trustees, under Agreement with Rowena K. Frierson for the benefit of the James W. Frierson family.

(5)	Includes: (i) 48,453 shares of Common Stock as to which Mr. Frierson holds sole investment and sole voting power; (ii) 6,080 shares of Common Stock owned by his wife and as to which he may be deemed to share investment and voting power; (iii) 55,850 shares of Common Stock owned by his children and as to which he may be deemed to share voting power; (iv) options, which are immediately exercisable or exercisable within 60 days of the Record Date, to purchase 47,766 shares of Common Stock owned directly by Mr. Frierson; (v) 1,936 shares of Common Stock allocated to Mr. Frierson’s account in the 401(k) Plan; and (vi) 5,486 shares of Common Stock held by Mr. Fierson as trustee of the Rowena K. Frierson Charitable Remainder Unitrust for the lifetime benefit of Paul K. Frierson.

(6)

Includes: (i) 94,069 shares of Class B Common Stock owned directly by Mr. Frierson; (ii) 17,061 shares of Class B Common Stock held by Daniel K. Frierson, Paul K. Frierson, and T. Cartter Frierson, as co-trustees, under Agreement with Rowena K. Frierson for the benefit of the J. Burton Frierson, III family; (iii) 17,061 shares of Class B Common Stock held by Daniel K. Frierson, Paul K. Frierson, and T. Cartter Frierson, as co-trustees, under Agreement with Rowena K. Frierson for the benefit of the Paul K. Frierson family; (iv) 17,061 shares of Class B Common Stock held by Daniel K. Frierson, Paul K. Frierson, and T. Cartter Frierson, as co-trustees, under Agreement with Rowena K. Frierson for the benefit of the T. Cartter Frierson family; (v) 17,061 shares of Class B Common Stock held by Daniel K. Frierson, Paul K. Frierson, and T. Cartter Frierson, as co-trustees, under Agreement with Rowena K. Frierson for the benefit of the Daniel K. Frierson family; and (vi) 17,061 shares of Class B Common Stock held by Daniel K. Frierson, Paul K. Frierson, and T. Cartter Frierson, as co-trustees, under Agreement with Rowena K. Frierson for the benefit of the James W. Frierson family, all held subject to the Shareholder Agreement described in Note 4. Also includes 36,000 shares of Class B Common Stock owned by his children and as to which he may be deemed to share voting power.

(7)	Includes: (i) 24,702 shares of Common Stock as to which Mr. Frierson holds sole investment and sole voting power; (ii) 19,127 shares of Common Stock owned by his wife and children as to which he may be deemed to share investment and/or voting power; and (iii) 5,486 shares of Common Stock held by Mr. Fierson as trustee of the Rowena K. Frierson Charitable Remainder Unitrust for the lifetime benefit of T. Cartter Frierson.

(8)	Includes: (i) 15,678 shares of Class B Common Stock owned directly by Mr. Frierson; (ii) 17,061 shares of Class B Common Stock held by Daniel K. Frierson, Paul K. Frierson, and T. Cartter Frierson, as co-trustees, under Agreement with Rowena K. Frierson for the benefit of the J. Burton Frierson, III family; (iii) 17,061 shares of Class B Common Stock held by Daniel K. Frierson, Paul K. Frierson, and T. Cartter Frierson, as co-trustees, under Agreement with Rowena K. Frierson for the benefit of the Paul K. Frierson family; (iv) 17,061 shares of Class B Common Stock held by Daniel K. Frierson, Paul K. Frierson, and T. Cartter Frierson, as co-trustees, under Agreement with Rowena K. Frierson for the benefit of the T. Cartter Frierson family; (v) 17,061 shares of Class B Common Stock held by Daniel K. Frierson, Paul K. Frierson, and T. Cartter Frierson, as co-trustees, under Agreement with Rowena K. Frierson for the benefit of the Daniel K. Frierson family; and (vi) 17,061 shares of Class B Common Stock held by Daniel K. Frierson, Paul K. Frierson, and T. Cartter Frierson, as co-trustees, under Agreement with Rowena K. Frierson for the benefit of the James W. Frierson family. All such shares of Class B Common Stock are held subject to the Shareholder Agreement described in Note 4.

(9)	Arthur Wrubel and AW Asset Management, L.L.C. have reported beneficial ownership of 1,046,426 shares of Common Stock for which they share voting and dispositive power. In addition, Mr. Wrubel has reported beneficial ownership of 18,000 shares of Common Stock for which he has sole voting and dispositive power. Mr. Wrubel serves as Chief Executive Officer and President of AW Asset Management, L.L.C. The reported information is based upon the Schedule 13G filed jointly by Mr. Wrubel and AW Asset Management, L.L.C. with the Securities and Exchange Commission on February 9, 2004.

(10)	Royce & Associates, LLC has reported beneficial ownership of 747,754 shares of Common Stock, for which it has sole voting and sole investment power. The reported information is based upon the Schedule 13G/A filed by Royce & Associates, LLC with the Securities and Exchange Commission on February 2, 2004.

(11)	Dimensional Fund Advisors, Inc. has reported beneficial ownership of 705,303 shares of Common Stock, for which it has sole voting and sole investment power. The reported information is based upon the Schedule 13G/A filed by Dimensional Fund Advisors, Inc. with the Securities and Exchange Commission on February 6, 2004.

(12)	Includes an option to acquire 7,500 shares of Common Stock, which is immediately exercisable, issued to all non-employee directors.

(13)	Includes: (i) 15,000 shares of Common Stock owned directly by Dr. Brock; and (ii) 13,010 shares of Common Stock held pursuant to performance units issued as payment of one-half of the annual retainer for the Company’s non-employee directors.

(14)	Includes: (i) 15,000 shares of Common Stock owned directly by Mr. Brooks; and (ii) 13,010 shares of Common Stock held pursuant to performance units issued as payment of one-half of the annual retainer for the Company’s non-employee directors.

(15)	Includes: (i) 6,153 shares of Common Stock held directly by Mr. Dempsey; (ii) options to acquire 28,438 shares of Common Stock which are immediately exercisable or exercisable within 60 days of the Record Date; and (iii) 3,867 shares of Common Stock allocated to Mr. Dempsey’s account in the 401(k) Plan.

(16)	Includes: (i) 18,251 shares of Common Stock owned directly by Mr. Harmon; (ii) 31,336 shares of Common Stock held pursuant to options which are exercisable within 60 days of the Record Date; and (iii) 3,136 shares of Common Stock allocated to Mr. Harmon’s account in the 401(k) Plan.

(17)	Includes: (i) 1,700 shares of Common Stock owned directly by Mr. Murrey; (ii) 500 shares of Common Stock owned by his wife and as to which he may be deemed to share investment and voting power; and (iii) 13,010 shares of Common Stock held pursuant to performance units issued as payment of one-half of the annual retainer for the Company’s non-employee directors.

(18)	Includes: (i) 16,000 shares of Common Stock held directly by Mr. Polley; and (ii) 20,000 shares of restricted Common Stock held directly by Mr. Polley.

(19)	Includes: (i) 15,000 shares of Common Stock held directly by Mr. Renfroe; and (ii) 725 shares of Common Stock allocated to Mr. Renfroe’s account in the 401(k) Plan.

(20)	Includes: (i) 10,145 shares of Common Stock owned directly by Mr. Smith; (ii) 40 shares of Common Stock held indirectly by relatives, as to which Mr. Smith disclaims beneficial ownership; and (iii) 13,010 shares of Common Stock held pursuant to performance units issued as payment of one-half of the annual retainer for the Company’s non-employee directors.

(21)	Includes: (i) 162,376 shares of Common Stock held directly by individuals in this group; (ii) options, which are either immediately exercisable or exercisable within 60 days of the Record Date, to acquire 396,184 shares of Common Stock; (iii) 104,653 shares of Common Stock for which individuals in this group have subscribed pursuant to the Company’s Stock Ownership Plan; (iv) 52,040 shares of Common Stock held pursuant to performance units issued as payment of one-half of the annual retainer for the Company’s non-employee directors; (v) 175,455 shares of Common Stock held by immediate family members of certain individuals comprising this group; (vi) 20,881 shares of Common Stock allocated to accounts in the 401(k) Plan; (vii) 19,116 shares of Common Stock held by individuals in this group as trustees; and (viii) 20,000 shares of restricted Common Stock held by individuals in this group.

(22)	Includes: (i) 106,471 shares of Class B Common Stock owned by Daniel K. Frierson’s wife and children as to which he shares investment and voting power; (ii) 36,000 shares of Class B Common Stock owned by Paul K. Frierson’s children as to which he shares investment and voting power; and (iii) 491,971 shares of Class B Common Stock held pursuant to the Shareholder Agreement described in Note 4.

PROPOSAL 1

ELECTION OF DIRECTORS

Information About Nominees for Director

Pursuant to the Company’s Bylaws, all Directors are elected to serve a one year term, or until their successors are elected and qualified. The Board of Directors is permitted to appoint directors to fill the unexpired terms of directors who resign.

The names of the nominees for election to the Board, their ages, their principal occupation or employment (which has continued for at least the past five years unless otherwise noted), directorships held by them in other publicly-held corporations or investment companies, the dates they first became directors of the Company, and certain other relevant information with respect to such nominees are as follows:

J. Don Brock, age 65, is the Chairman of the Board, Chief Executive Officer and President of Astec Industries, Inc., a manufacturer of asphalt and paving equipment headquartered in Chattanooga, Tennessee. Dr. Brock also serves as a director for New Enterprises Stone. He has been a director of the Company since 1997. Dr. Brock is Chairman of the Company’s Audit Committee.

Daniel K. Frierson, age 62, is Chairman of the Board of the Company, a position he has held since 1987. He also has been Chief Executive Officer of the Company since 1980 and a director of the Company since 1973. Mr. Frierson serves as a director of Astec Industries, Inc., a manufacturer of asphalt and paving equipment headquartered in Chattanooga, Tennessee; Printpack, Inc., a manufacturer and converter of flexible packaging products headquartered in Atlanta, Georgia; and Louisiana-Pacific Corporation, a manufacturer and distributor of building materials headquartered in Portland, Oregon. Mr. Frierson is Chairman of the Company’s Executive Committee and Chairman of the Company’s Retirement Plans Committee.

Paul K. Frierson, age 66, served as Vice President of the Company and President of the Company’s Candlewick Yarns subsidiary from 1989 to 2003. He has been a director of the Company since 1988. Mr. Frierson is a member of the Company’s Retirement Plans Committee.

Joseph L. Jennings, Jr., age 66, served as President and Chief Operating Officer of West Point Stevens, Inc., a manufacturer, marketer and distributor of bed and bath home fashions products headquartered in West Point, Georgia, from 1993 to 1997, and as Vice Chairman of the Board of Directors of West Point Stevens from 1998 to 1999. Mr. Jennings currently serves on the Board of Trustees of J.E. Sirrine Foundation, the Board of Directors of Palmetto Exposition Center, and the Board of Directors of Visitors of Christ Church Episcopal School.

Lowry F. Kline, age 63, has served as a director of Coca-Cola Enterprises, Inc. since April 2000, serving as Executive Chairman since April 2002, and as Vice Chairman from April 2000 to April 2003. Mr. Kline served as Chief Executive Officer of Coca-Cola Enterprises, Inc.

from April 2001 to December 2003. Prior to becoming Chief Executive Officer for Coca-Cola Enterprises, Inc., he held a number of positions with such company, including Chief Administrative Officer, Executive Vice President and General Counsel. Mr. Kline is a member of the Board of Directors of Jackson Furniture Industries, Inc., and the National Soft Drink Association, and is a member of the Executive Committee of the Metro Atlanta Chamber of Commerce. He is also a member of the Board of Trustees of the Woodruff Arts Center.

John W. Murrey, III, age 61, served as a Senior Member of the law firm of Witt, Gaither & Whitaker, P.C. in Chattanooga, Tennessee until June 30, 2001. He has been a director of the Company since 1997. Mr. Murrey has served as a director of Coca-Cola Bottling Co. Consolidated, a Coca-Cola bottler headquartered in Charlotte, North Carolina since 1993 and has served on its Audit Committee. He also serves as a director of U.S. Xpress Enterprises, Inc., a truckload carrier headquartered in Chattanooga, Tennessee, since 2003 and is Chairman of its Audit Committee. Mr. Murrey is a member of the Company’s Executive Committee, Audit Committee and Chairman of the Company’s Compensation Committee.

Daniel K. Frierson and Paul K. Frierson are brothers. No other director, nominee, or executive officer of the Company has any family relationship, not more remote than first cousin, to any other director, nominee, or executive officer.

The Board of Directors recommends that the Company’s shareholders vote FOR setting the number of directors at six (6) and electing the six (6) nominees for director.

Meetings of the Board of Directors

The Board of Directors of the Company met seven (7) times in 2003.

Committees, Attendance, and Directors’ Fees

The Company has a standing Executive Committee, Audit Committee, Retirement Plans Committee, and Compensation Committee, but no nominating committee.

Members of the Executive Committee during 2003 were Daniel K. Frierson, Chairman, and John W. Murrey, III. Except as otherwise limited by law or by resolution of the Board of Directors, the Committee has and may exercise all of the powers and authority of the Board of Directors for the management of the business and affairs of the Company, which power the Committee exercises between the meetings of the full Board of Directors. The Executive Committee met once in 2003.

Members of the Audit Committee during 2003 were J. Don Brock, Chairman, Lovic A. Brooks, Jr., John W. Murrey, III, and Peter L. Smith. All of the members of the Audit Committee are “independent directors” as that term is defined by Rule 4200 of the National Association of Securities Dealers, Inc. (“NASD”). The Audit Committee evaluates audit performance, handles relations with the Company’s independent accountants, and evaluates policies and procedures relating to internal accounting functions and controls. The Committee has the authority to engage the independent accountants for the Company. The Audit Committee operates pursuant to an Audit

Committee Charter adopted by the Board of Directors. The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Committee approves the type of services to be provided and the estimated fees related to those services. The Committee met seven (7) times in 2003.

Members of the Retirement Plans Committee during 2003 were Daniel K. Frierson, Chairman, Lovic A. Brooks, Jr., and Paul K. Frierson. The Retirement Plans Committee administers the Company’s retirement plans. The committee met two (2) times in 2003.

Members of the Compensation Committee during 2003 were John W. Murrey, III, Chairman, and Lovic A. Brooks, Jr. The Compensation Committee administers the Company’s compensation plans, reviews and may establish the compensation of the Company’s officers, and makes recommendations to the Board of Directors concerning such compensation and related matters. The Compensation Committee met six (6) times in 2003.

The Board of Directors has no standing nominating committee. The Board of Directors believes that, as a result of the role of the independent directors, as described below, it is not necessary to have a nominating committee at this time. Currently, the independent directors of the Board recommend director nominees to the full Board for approval. The entire Board selects nominees for election as director from persons recommended by a majority of the independent directors and considers the performance of directors in determining whether to nominate them for re-election. In selecting nominees for director, the Board does not operate pursuant to a charter; however, the Board has adopted a resolution addressing the nominations process. Each member of the Board is independent, as defined by NASD Rule 4200, except for Daniel K. Frierson and Paul K. Frierson.

The independent directors identify and select director nominees for recommendation to the full Board for approval. Only nominees approved by a majority of the independent directors are recommended to the full Board for approval. In selecting director nominees, the independent directors will consider, among other factors, the existing composition of the Board and their evaluation of the mix of Board members appropriate for the perceived needs of the Company. The independent directors believe continuity in leadership and board tenure maximizes the Board’s ability to exercise meaningful board oversight. Because qualified incumbent directors are generally uniquely positioned to provide stockholders the benefit of continuity of leadership and seasoned judgment gained through experience as a director of the Company, the independent directors will generally consider as potential candidates those incumbent directors interested in standing for re-election who they believe have satisfied director performance expectations, including regular attendance at, preparation for and meaningful participation in Board and committee meetings.

The independent directors of the Board also consider the following in selecting the proposed nominee slate:

•	at all times, at least a majority of directors must be “independent” in the opinion of the Board as determined in accordance with Nasdaq standards;

•	at all times at least three members of the Board must satisfy the heightened standards of independence for Audit Committee members; and

•	at all times the Board should have at least one member who satisfies the criteria to be designated by the Board as an “audit committee financial expert.”

Generally, the Board will consider stockholder recommendations of proposed director nominees if such recommendations are serious and timely received. To be timely, recommendations must be received in writing at the principal executive offices of the Company at least 120 days prior to the anniversary date of mailing of the Company’s proxy statement for the prior year’s annual meeting. In addition, any stockholder director nominee recommendation must include the following information:

•	the proposed nominee’s name and qualifications and the reason for such recommendation;

•	the name and record address of the stockholder(s) proposing such nominee;

•	the number of shares of stock of the Company which are beneficially owned by such stockholder(s); and

•	a description of any financial or other relationship between the stockholder(s) and such nominee or between the nominee and the Company or any of its subsidiaries.

In order to be considered by the Board, any candidate proposed by one or more stockholders will be required to submit appropriate biographical and other information equivalent to that required of all other director candidates.

After consultation with several of the independent directors, both Joseph L. Jennings, Jr. and Lowry F. Kline were proposed as director nominees by the Company’s Chief Executive Officer and were approved as director nominees by all of the independent directors of the Company and by the full Board.

During 2003, no director attended fewer than 75% of the total number of meetings of the Board of Directors and any Committee of the Board of Directors on which he served. All directors are invited and encouraged to attend the annual meeting of shareholders, which is followed by the annual meeting of the board of directors. In general, all directors attend the annual meeting of shareholders unless they are unable to do so due to unavoidable commitments or intervening events. Of the four (4) incumbent directors, three (3) attended the 2003 annual meeting of shareholders.

Directors who are employees of the Company do not receive any additional compensation for their services as members of the Board of Directors. Non-employee directors receive an annual retainer of $12,000 cash and $12,000 in value of Performance Units under the Directors Stock Plan. In addition to the annual retainer, directors who are not employees of the Company receive $1,000 for each Board meeting attended and $500 for each committee meeting attended.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, and regulations of the Securities and Exchange Commission (“SEC”) thereunder, require the Company’s executive officers and directors and persons who beneficially own more than 10% of the Company’s Common Stock, as well as certain affiliates of such persons, to file initial reports of such ownership and monthly transaction reports covering any changes in such ownership with the SEC and the National Association of Securities Dealers. Executive officers, directors and persons owning more than 10% of the Company’s Common Stock are required by SEC regulations to furnish the Company with all such reports they file. Based on its review of the copies of such reports received by it and written representations that no other reports were required for such persons, the Company believes that, during fiscal year 2003, all filing requirements applicable to its executive officers, directors, and owners of more than 10% of the Company’s Common Stock were complied with, except for (i) three Forms 4 Statement of Changes in Beneficial Ownership inadvertently filed late by Paul K. Frierson with respect to the cancellation of outstanding stock subscriptions, the extension of the term of stock options, and changes in the structure of certain trusts holding shares of Common Stock (four transactions), and (ii) one Form 4 Statement of Changes in Beneficial Ownership inadvertently filed late by Daniel K. Frierson with respect to changes in the structure of certain trusts holding shares of Common Stock (one transaction).

Certain Transactions Between the Company and Directors and Officers

The Company adopted a Stock Ownership Plan in 1996 for its most senior executive officers, to encourage such officers to own a number of shares of Common Stock with a fair market value equal to twice such participant’s base salary. In addition, the Company has adopted a Core Leadership Team Stock Subscription Plan to encourage ownership of Common Stock by members of the core leadership team of the Company. All subscriptions were entered into at the prevailing market price on the relevant subscription date and are payable either in cash or through a combination of cash and/or the surrender to the Company of either (i) shares of Common Stock already owned by the participant, or (ii) a portion of the shares of Common Stock otherwise covered by the subscription.

As of March 12, 2004, Daniel K. Frierson had outstanding subscriptions for 104,653 shares of Common Stock under the Stock Ownership Plan. During 2003, the following executive officers settled outstanding subscriptions under the Stock Ownership Plan: Gary A. Harmon—45,714 shares and Royce R. Renfroe—103,225 shares. In addition, on February 24, 2004, W. Derek Davis settled outstanding subscriptions under the Stock Ownership Plan for 20,000 shares. During 2003, the Company cancelled outstanding subscriptions for the following executive officers under the Stock Ownership Plan: W. Derek Davis—18,174 shares and Kenneth L. Dempsey—55,436 shares. Additionally, on July 31, 2003, outstanding subscriptions covering 43,357 shares under the Stock Ownership Plan were cancelled in connection with Paul K. Frierson’s retirement as Vice President of the Company. During 2003, the following executive officers settled outstanding subscriptions under the Core Leadership Team Stock Ownership Plan: Gary A. Harmon—5,490 shares; Starr T. Klein—2,300 shares; and D. Eugene Lasater—2,433 shares.

The Company acquired the stock of Fabrica International pursuant to a Stock Purchase Agreement, dated as of July 1, 2000, that provided for the payment of additional, contingent consideration of $50,000,000 on April 1, 2003 if Fabrica’s cumulative gross sales for the period of April 1, 2000 through June 30, 2003 exceeded certain levels. During the second quarter 2002, Fabrica’s sales reached the levels that required payment of the contingent consideration. On March 14, 2003, the Company paid $4,978,400 to Royce Renfroe as his pro rata portion of the contingent consideration. The Stock Purchase Agreement also provides for an additional contingent amount of up to $2,500,000 to be paid to the selling stockholders in April 2005 if Fabrica’s cumulative earnings before interest and taxes for the five-year period beginning January 1, 2000 exceed specified levels.

On July 1, 2000, the Company also acquired a 50% ownership interest in the dyeing and finishing operations of Chroma Systems Partners. Consideration paid for the Company’s interest in Chroma was subject to an adjustment generally equal to the Company’s share of Chroma’s income or loss for the three years ending June 30, 2003, less $1,800,000. On June 25, 2003, the Company paid $362,703 to Royce Renfroe as his pro rata portion of the purchase price adjustment.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

The Company has elected to compare the performance of the Company to two different, broadly-based industry indexes published by Dow Jones, Inc. The first of these is the Dow Jones Furnishings and Appliances Index, which is composed of 51 publicly traded companies classified by Dow Jones in the furnishings and appliances industry. The second is the Dow Jones Building Materials Index, which is composed of 75 publicly traded companies classified by Dow Jones in the building materials industry. In accordance with SEC rules, set forth below is a line graph comparing the yearly change in the cumulative total shareholder return on the Company’s Common Stock against the total return of the Standard & Poor’s 600 Stock Index, plus both the Dow Jones Furnishings and Appliances Index and the Dow Jones Building Materials Index, in each case for the five year period ended December 27, 2003. The comparison assumes that $100.00 was invested on January 1, 1998, in each of the Company’s Common Stock, the S&P 600 Index, and each of the three Peer Groups, and assumes the reinvestment of dividends.

Comparison of 5 Year Cumulative Total Return

Assumes Initial Investment of $100

December 2003

	1998	1999	2000	2001	2002	2003
Dixie Group, Inc.	$100.00	$90.77	$29.23	$56.49	$47.02	$94.52
S & P SMALLCAP 600	$100.00	$112.40	$125.67	$133.38	$114.30	$158.66
Furnishings & Appliances Index	$100.00	$87.84	$81.77	$104.07	$91.72	$110.30
Building Materials Index	$100.00	$83.85	$83.59	$85.23	$74.51	$101.72

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors is composed of four members, each of whom is an independent, non-employee director. While the Committee has the responsibilities and powers set forth in its Written Charter, it is not the duty of the Committee to plan or conduct audits. This function is conducted by the Company’s management and its independent accountants. The Audit Committee operates under a written Audit Committee Charter adopted and approved by the Board of Directors. The Charter is reviewed at least annually by the Committee.

The Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 27, 2003 (the “Audited Financial Statements”). In addition, the Committee has discussed with Ernst & Young LLP the matters required by Statement on Auditing Standards No. 61.

The Committee also has received the written report, disclosure and the letter from Ernst & Young LLP required by Independence Standards Board Statement No. 1, and the Committee has reviewed, evaluated, and discussed with that firm the written report and its independence from the Company. The Committee also has discussed with management of the Company and the auditing firm such other matters and received such assurances from them as the Committee deemed appropriate.

Based on the foregoing review and discussions and relying thereon, the Committee has recommended to the Company’s Board of Directors the inclusion of the Audited Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 27, 2003, to be filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

J. Don Brock, Chairman

Lovic A. Brooks, Jr.

John W. Murrey, III

Peter L. Smith

AUDIT COMMITTEE FINANCIAL EXPERT

The Board has determined that John W. Murrey, III is an audit committee financial expert as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended, and is independent within the meaning of Item 7(d)(3)(iv) of Schedule 14A of the Securities Exchange Act of 1934. For a brief listing of Mr. Murrey’s relevant experience, please refer to the Election of Directors section of this proxy statement.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee reviews, recommends and sets compensation for all executive officers of the Company. The Committee considers recommendations from senior management and reviews public and private compensation surveys, as well as the publicly-reported executive compensation of other carpet and floorcovering companies. The Committee’s final decisions respecting compensation of executive officers are generally reported to the Board for review and ratification. Individual officers abstain from discussion concerning their own compensation.

The Committee believes that executive compensation should reflect overall Company performance as well as each executive’s performance in specific areas of responsibility. The Committee periodically reviews the Company’s executive compensation to compare it to the executive compensation of comparable companies. Based upon its review, the Committee believes that the Company’s executive officers were paid total annual cash compensation that generally approximates median compensation levels of comparable companies in 2003. The Committee believes that the long-term incentive compensation paid to its executive offices in 2003 was generally below the median compensation levels of comparable companies.

The Elements of Executive Officer Compensation

Compensation for each of the Company’s executive officers may consist of four elements: base salary; annual bonuses; stock plan awards; and retirement and other fringe benefits. Overall compensation is intended to be competitive and in the median range of compensation for comparable companies. A significant portion of each executive’s compensation consists of stock options, restricted stock awards, or other stock ownership elements designed to align the interests of executive officers with the interests of the Company’s shareholders.

Base Salary

Recommendations with respect to base salary depend on a variety of factors, including qualifications and experience, duties and responsibilities, and the competitive market for executive talent.

Bonus

The Company’s management incentive plan permits the award of bonuses to executive officers based on the Company’s achieving specified levels of earnings and on individual performance. The Committee establishes goals under the plan at the beginning of each year. Recommendations are made by senior management, and final bonus amounts are approved by the Compensation Committee. Bonuses were awarded to each of Kenneth L. Dempsey and Royce R. Renfroe under the incentive plan to reflect performance for 2003. No bonus was paid to the Company’s other executive officers under this plan in 2003.

A one-time success bonus was awarded to the Chief Executive Officer and the Chief Financial Officer related to the strategic repositioning of the Company and the sale of the Company’s North Georgia assets. The Company also paid David E. Polley a bonus in 2003. The amounts of such bonuses are set forth in the compensation table for the Named Executive Officers included in this Proxy Statement.

Stock Options, Restricted Stock Awards, and the Stock Ownership Plan

Each executive officer of the Company is entitled to participate in the Company’s Stock Incentive Plan. The Company’s practice has been to grant options under the plan exercisable generally at or above the market price on the date of grant and subject to phase-in vesting schedules. The Committee believes that such stock options create an important incentive to enhance long-term shareholder value.

In addition to stock options, the Company may make restricted stock awards under the Stock Incentive Plan to the Company’s senior executive officers.

The Committee believes that participation in the Company’s stock plans will result in ownership of its Common Stock in amounts that are significant for its executive officers, and will serve to align the interests of such officers with those of the Company’s shareholders.

Retirement Plans and Other Benefits

The Company’s compensation for its executive officers also includes the opportunity to participate in two retirement plans, one qualified and one non-qualified for federal tax purposes, and certain health insurance, life insurance, relocation allowances, and other benefits. Such benefits are designed to be substantially similar to the benefits available to other exempt, salaried associates.

Executive officers may receive a Company contribution to the qualified plan based on a fixed percentage of their compensation and may elect to contribute an additional limited amount of their compensation to the plan and receive a matching Company contribution of one-half of their deferral, up to 3% of their compensation. Participants in the non-qualified plan may make deferrals into that plan (up to 90% of total compensation), may receive contributions from the Company equal to a percentage of their compensation in excess of certain levels, and may receive contributions from the Company equal to a percentage of their compensation, based primarily on the Company’s return on equity.

CEO Compensation

The Chief Executive Officer’s compensation in 2003 included his base salary, and retirement plan and other customary benefits. The factors and criteria upon which such compensation was based are the same as those applied to the Company’s other executive officers. As described above, a special bonus award was made to the Chief Executive Officer in 2003 to reflect the success of the Company’s sale of its North Georgia assets.

THE COMPENSATION COMMITTEE:

John W. Murrey, III, Chairman

Lovic A. Brooks, Jr.

EXECUTIVE COMPENSATION INFORMATION

The following table sets forth the annual and long-term compensation during the last three fiscal years for (i) the Company’s Chief Executive Officer, and (ii) the four other most highly compensated executive officers who earned in excess of $100,000 during 2003 and who were serving as executive officers of the Company at year end (the “Named Executive Officers”) for the year ended December 27, 2003, as well as the annual compensation of each such individual for the Company’s two previous fiscal years:

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (a)	Restricted Stock Awards ($)(b)	Securities Underlying Options/ SARs (#) (c)	All Other Compensation (d)
Daniel K. Frierson Chairman of the Board and Chief Executive Officer	2003 2002 2001	500,000 476,267 464,400	250,000 250,000 —	— — —	— — —	— 236,122 —	18,750 5,381 4,292

Kenneth L. Dempsey Vice President and President, Masland Carpets	2003 2002 2001	215,000 205,000 195,000	125,000 110,000 —	— — —	— — —	— 38,438 —	8,125 4,025 4,894

David E. Polley (e) Vice President, Marketing	2003 2002	215,000 24,187	80,625 10,000	— —	— 84,000	— 30,000	1,881 —

Gary A. Harmon Vice President and Chief Financial Officer	2003 2002 2001	195,000 178,333 170,000	69,250 90,000 —	— — —	— — —	— 30,336 —	6,375 4,042 3,188

Royce R. Renfroe Vice President and President, Fabrica International	2003 2002 2001	215,000 205,000 200,000	211,250 161,250 150,000	— — —	— — —	— 10,000 —	10,656 4,893 4,425

(a)	No named officer received perquisites or other personal benefits in an amount exceeding the lesser of $50,000 or 10% of such officer’s salary and bonus for periods presented.

(b)	The value of the restricted stock awards at the end of the last fiscal year is $155,000 for Mr. Polley. The value of such awards included in the Summary Compensation Table is determined by the market price for the stock at the grant date. The number of restricted stock awards held by Mr. Polley at the end of the last fiscal year was 20,000. Restrictions lapse at the end of three years for Mr. Polley.

(c)	Reflects the number of shares of the Company’s Common Stock subject to options granted to the Named Executive Officers for the periods presented. No options were granted to any of the Named Executive Officers during 2003 or 2001.

(d)	Amounts reported in the “All Other Compensation” column consist of Company contributions on behalf of the Named Executive Officers to defined contribution plans.

(e)	Mr. Polley began serving as Vice President of Marketing of the Company effective in November 2002.

The following table presents summary information concerning options exercised during 2003 and estimates the value of unexercised options held by the Named Executive Officers at fiscal year end:

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION/SAR VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#)		Value of Unexercised In-The-Money Options/SARs At Fiscal Year-End ($) (a)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Daniel K. Frierson	—	—	178,021	63,101	$130,947.79	$63,279.09

Kenneth L. Dempsey	—	—	38,438	10,000	42,466.02	29,700.00

David E. Polley	—	—	—	30,000	—	106,500.00

Gary A. Harmon	—	—	31,336	10,000	40,690.44	29,700.00

Royce R. Renfroe	15,000	54,525	—	25,000	—	87,825.00

(a)	The value of unexercised in-the-money options was computed using the closing price of the Company’s Common Stock as reported by NASD at December 26, 2003.

EMPLOYMENT AGREEMENT

David E. Polley is employed as the Company’s Vice President of Marketing pursuant to the terms of an employment agreement which commenced November 20, 2002 and extends through November 19, 2006. Mr. Polley’s annual base salary under the agreement is $215,000. In addition, Mr. Polley has the opportunity to earn an annual incentive bonus in an amount up to 75% of his annual base salary, with the amount of such bonus tied to the successful accomplishment of certain business unit, company, and individual goals. Pursuant to the agreement, Mr. Polley was granted of 20,000 shares of restricted Common Stock which will fully vest at November 19, 2005. In addition, if the value of the restricted shares plus cash paid as incentive compensation is less than one-half of the bonus opportunity for the term of the agreement, the Company will pay Mr. Polley the difference in cash. Pursuant to the agreement, the Company also awarded Mr. Polley an incentive stock option, which will fully vest at November 19, 2005 or upon the sale of the Company, to purchase 30,000 shares of Common Stock at $4.20 per share, which was the market price at the time of grant. The agreement also provides that the Company will provide Mr. Polley with group health and medical insurance coverage and other employee benefits as are provided to other employees of the Company at similar salary levels. During the fourth year of the agreement, Mr. Polley is eligible to participate in the Dixie Group Management Incentive Plan under the same terms and conditions that other officers participate in such plan. In the event that a party other than the Frierson family acquires more than 50% of the voting stock of the Company thereby resulting in a change of control and Mr. Polley’s employment is terminated within one year of such change in control, Mr. Polley is entitled to receive his base pay for the remainder of the term of the agreement or one year’s annual base salary, whichever is greater. The agreement may be terminated by Mr. Polley upon 60 days prior written notice or by the Company at any time for cause. Mr. Polley has agreed not to compete with the Company for a period of two years following any termination of his employment under the agreement.

RETIREMENT AGREEMENT

Paul K. Frierson retired as Vice President of the Company and President of the Company’s Candlewick Yarns subsidiary pursuant to the terms of a retirement agreement and release effective as of July 31, 2003. The Company will pay Mr. Frierson $400,000 by continuing his salary through July 31, 2005 in return for his agreeing to provide certain consulting services as directed by the Chairman and Chief Executive Officer of the Company and signing a release of all claims in favor of the Company and others. In the event of the death of Mr. Frierson prior to the full payment of such amount, the remainder will be paid to his estate. Pursuant to the agreement, Mr. Frierson’s subscription agreement dated August 23, 1999, covering 43,357 shares of Common Stock, was cancelled. The agreement also provides that Mr. Frierson and his wife are eligible to continue medical and/or dental insurance under the Consolidated Omnibus Budget Reconciliation Act (COBRA). In connection with Mr. Frierson’s retirement agreement, the Compensation Committee of the Board of Directors voted to extend the expiration of stock options which Mr. Frierson held on the date of his resignation covering a total of 47,766 shares, which otherwise would have expired one year thereafter, through the original expiration date of the option grants provided that Mr. Frierson continues to serve as a director of the Company during such time.

SHAREHOLDER PROPOSALS

In the event any shareholder wishes to present a proposal at the 2005 Annual Meeting of Shareholders, such proposal must be received by the Company on or before December 3, 2004, to be considered for inclusion in the Company’s proxy materials. A shareholder who intends to present a proposal at the 2005 Annual Meeting of Shareholders, other than pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must provide the Company with notice of such intention by at least February 16, 2005, or management of the Company will have discretionary voting authority at the 2005 Annual Meeting of Shareholders with respect to any such proposal without discussion of the matter in the Company’s proxy materials. Proposals of shareholders must comply with the rules and regulations of the Securities and Exchange Commission.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders who wish to communicate with members of the Board, including the independent directors individually or as a group, may send correspondence to them in care of the Secretary at the Company’s corporate headquarters, 345-B Nowlin Lane, Chattanooga, TN 37421.

INDEPENDENT AUDITORS

The firm of Ernst & Young LLP served as independent auditors for the Company for fiscal 2003. The Company intends to select independent auditors for its current fiscal year following the receipt of the recommendation of the Audit Committee. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he so desires and to respond to appropriate questions from shareholders.

AUDIT FEES DISCUSSION

The following table sets forth the fees paid to Ernst & Young, LLP for services provided during fiscal years 2003 and 2002:

	2003	2002
Audit Fees (1)	$450,686	$453,100
Audit-Related Fees (2)	104,400	74,670
Tax Fees (3)	42,000	41,000
All Other Fees	0	0

Total	$597,086	$568,770

(1)	Represents fees and expenses for professional services provided in connection with the audit of the Company’s annual financial statements, review of the Company’s quarterly financial statements and review of other SEC filings.
(2)	Represents fees for professional services provided in connection with the audit of the Company’s retirement benefit plans, proposed debt offerings and technical accounting issues.
(3)	Represents fees for professional services provided in connection with the review of federal and state tax returns, employment tax consulting and other related services.

The Audit Committee approved the engagement of Ernst & Young, LLP to serve as the Company’s independent auditors for the year ending December 27, 2003. It is the policy of the Audit Committee to pre-approve all services provided by its independent auditors. In addition, the Audit Committee granted the Chairman of the Audit Committee the power to pre-approve any services. None of the of the fiscal 2003 and fiscal 2002 fees were approved by the Audit Committee pursuant to the de minimis exception of Rule 2-01(c)(7)(i)(C).

ADDITIONAL INFORMATION

The entire cost of soliciting proxies will be borne by the Company. In addition to solicitation of proxies by mail, proxies may be solicited by the Company’s directors, officers, and other employees by personal interview, telephone, and telegram. The persons making such solicitations will receive no additional compensation for such services. The Company also requests that brokerage houses and other custodians, nominees, and fiduciaries forward solicitation materials to the beneficial owners of the shares of Common Stock held of record by such persons and will pay such brokers and other fiduciaries all of their reasonable out-of-pocket expenses incurred in connection therewith.

OTHER MATTERS

As of the date of this Proxy Material, the Board does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those specifically referred to herein. If other matters should properly come before the Annual Meeting, it is intended that the holders of the proxies will vote in accordance with their best judgment.

The Dixie Group, Inc.

Daniel K. Frierson

Chairman of the Board

Dated: April 2, 2004

PROXY

THE DIXIE GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

May 6, 2004

The undersigned hereby appoints Daniel K. Frierson, John W. Murrey, III, and J. Don Brock, and each of them, proxies, with full power of substitution, to act and to vote the shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at The Marriott Grand Hotel, Point Clear, Alabama, at 8:30 A.M., Central Daylight Time, on May 6, 2004, and any adjournment or adjournments thereof, as follows:

(See reverse side)

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ACCOMPANYING PREPAID SELF-ADDRESSED ENVELOPE. THANK YOU.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSAL 1 FOR THE ELECTION OF ALL OF THE BOARD OF DIRECTORS’ NOMINEES. THE BOARD IS NOT AWARE OF ANY OTHER MATTER TO BE BROUGHT BEFORE THE ANNUAL MEETING FOR A VOTE OF SHAREHOLDERS. IF, HOWEVER, OTHER MATTERS ARE PROPERLY PRESENTED, THE PROXIES WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXY HOLDERS.

1.	Election of Directors:	☐	FOR all nominees (Except as indicated in the space provided below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

J. Don Brock; Daniel K. Frierson; Paul K. Frierson; Joseph L. Jennings, Jr.; John W. Murrey, III; Lowry F. Kline.

(Instruction: To withhold authority to vote for any individual, write that nominee’s name in the space provided below.)

2.	Acting upon any other business which may be properly brought before said meeting or any adjournment or adjournments thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Materials and Annual Report to Shareholders furnished therewith.

SIGNATURE(S):                                                       DATE:

NOTE: Signature should agree with name on stock certificate as printed thereon. When signing in a representative capacity, please give your full title.